Exhibit 10.4

                           BUCYRUS INTERNATIONAL, INC.
                   NON-EMPLOYEE DIRECTORS STOCK FEE GUIDELINES
                        UNDER 2004 EQUITY INCENTIVE PLAN

1. Establishment. Bucyrus International, Inc. (the "Company") hereby establishes these guidelines for stock fees payable to the members of its Board of Directors who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") pursuant to the Company's Amended and Restated 2004 Equity Incentive Plan (the "2004 Plan").

2. Effective Date and Administration. The effective date of these Guidelines is January 1, 2007. These Guidelines shall be administered by the Nominating and Corporate Governance Committee of the Board of Directors (the "Committee") pursuant to the 2004 Plan.

3. Grants of Common Stock. Pursuant to Section 5 and the applicable provision of the 2004 Plan, each Non-Employee Director shall be granted shares of the Company's Class A Common Stock ("Common Stock"), on or after January 1, 2007, as follows:

            (a) Initial Grants. Any individual who is initially elected or newly appointed to the Board of Directors as a Non-Employee Director (the effective date of such election or appointment, the "Initial Grant Date") prior to July 1 of a year shall be granted such number of shares of Common Stock, rounded down to the nearest whole number, whose Fair Market Value (as determined under the 2004 Plan) of the Initial Grant Date shall equal $55,000. Any individual whose Initial Grant Date occurs on or after July 1 of a year shall be granted such number of shares of Common Stock, rounded down to the nearest whole number, whose Fair Market Value (as determined under the 2004 Plan) on such Initial Grant Date shall equal $55,000 multiplied by a fraction, the numerator of which is the number of months remaining in the calendar year (not including the month of the Director's initial election or appointment) and the denominator of which is 12.

            (b) Subsequent Grants. On the date of each annual meeting of shareholders of the Company ("Annual Grant Date"), a
                  Non-Employee Director, if re-elected or retained as a Non-Employee Director at such meeting, shall be granted such number of shares of Common Stock, rounded down to the nearest whole share, whose Fair Market Value (as determined under the 2004 Plan) on the Annual Grant Date shall equal $55,000.

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            (c)   No Right to Grants.  To avoid a duplicative grant in one year, a Non-Employee Director who is initially elected or newly appointed on the date of an annual meeting of shareholders shall be entitled only to the grant described in subsection
                  (a) and not also the grant described in this subsection (b) for such year. A re-elected or re-appointed Non-Employee
                  Director on the date of an annual meeting shall be entitled only to the grant described in subsection (b) (if otherwise eligible therefor) and not the grant described in subsection
                  (a) for such year. A Non-Employee director whose service as a director is terminated for any reason prior to or after the Annual Grant Date in any year shall not be entitled to a pro-rated grant of Common Stock for such period either before or after the Annual Grant Date.

            (d) Deferral of Grants. A Non-Employee Director may defer receipt of all or any portion of the Common Stock received pursuant to this Section 5 in accordance with the terms and conditions of the Bucyrus International, Inc. Non-Employee Directors Deferred Compensation Guidelines (the "Deferred Compensation Guidelines").

4.    Election of Common Stock in Lieu of Cash Fees.

            (a) Initial Election. Any individual who is initially elected or newly appointed to the Board of Directors as a Non-Employee Director may elect, within the first thirty (30) days following such date, to receive his cash-denominated annual retainer and/or meeting attendance fees paid after the date such election in shares of Common Stock. The number of shares shall be determined by dividing the amount elected by the Fair Market Value (as determined under the 2004 Plan) of a share of Common Stock on the date the amount elected would have otherwise been paid in cash. Any fractional share shall be paid in cash.

            (b) Annual Election. Each Non-Employee Director may elect, prior to December 31 of a year, to receive all or any specified portion of his cash retainer and/or meeting attendance fees paid in the following calendar year in shares of Common Stock. The number of shares shall be determined by dividing the amount elected by the Fair Market Value (as determined under the 2004 Plan) of a share of Common Stock on the date the amount elected would have otherwise been paid in cash. Any fractional share shall be paid in cash.

5. Issuance of Common Stock. Shares of Common Stock issued under Section 3 of these Guidelines will be issued pursuant to Section 6(d) of the 2004 Plan, and shares of Common Stock issued under Section 4 will be issued pursuant to

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      Section  6(f) of the 2004 Plan.  All shares of Common  Stock  issued under these Guideline will be issued without contractual restrictions thereon other than restrictions imposed by Section 7 of the 2004 Plan or as are imposed by Company or Committee policy.

6. Termination of Service as Non-Employee Director. If a Non-Employee Director ceases to serve on the Board of Directors for any reason, then all rights to receive Common Stock hereunder shall terminate immediately and without recourse.

7. Termination and Amendment. The Board of Directors (acting through the Committee to the extent permitted by law) may at any time terminate these Guidelines and may amend these Guidelines, not more often than once in any six month period, as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board of Directors to be necessary or advisable to assure conformity of the Guidelines with any requirements of state and federal laws or regulations now or hereafter in effect; provided, however, that the Board of Directors may not, without approval by the shareholders of the Company make any modifications which, under Rule 16b-3 or the rules of the NASDAQ National Market, require such approval.

8. Rights as a Shareholder. A Non-Employee Director shall have no rights as a shareholder with respect to Common Stock granted under these Guidelines until the date of issuance of the stock certificate to him or her. No adjustment will be made for dividends or other rights for which the record date is prior to the date such Common Stock is issued.